PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com

Healthcare Trust of America, Inc. Acquires a 35,200 Square Foot Medical Office Building in
Stockbridge, Georgia

Scottsdale, Arizona (July 16, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the acquisition of a medical office building located in Stockbridge, Georgia for approximately $8,140,000.

Overlook at Eagle’s Landing is a 100% occupied medical office building that is located in the southern suburbs of Atlanta, Georgia in Henry County, the eleventh fastest growing county in the United States in 2009. The medical office building opened in 2004 and is located less than one-half mile from Henry Medical Center, which recently completed a $60 million expansion. Henry Medical Center is a 215-bed not-for-profit community hospital with more than 400 physicians on staff and has served Henry County since 1979.

Overlook at Eagle’s Landing is located at 290 Country Club Drive in Stockbridge and complements other existing HTA-owned medical office buildings in the area, including Southcrest Medical Plaza I and II in Stockbridge, Marietta Health Park in Riverdale, Fayette Medical Office in Fayetteville, and 4000 Shakerag Hill Road in Peachtree City. The continued growth in population in South Atlanta has resulted in the expansion healthcare services by Piedmont Healthcare and Henry Medical Center.

“This acquisition continues our Atlanta expansion focused in attractive sub-markets, bringing our total Atlanta portfolio to over a half million square feet while generating greater market presence for HTA with the region’s healthcare providers,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This acquisition is consistent with our strategy of targeting strong market demographics that have attractive long-term fundamentals.”

For more information on HTA, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $260.6 million in medical office and healthcare-related assets. These assets include a total of 14 acquisitions representing approximately 1.2 million square feet. Since its formation in 2006, HTA has made 66 geographically diverse acquisitions valued at approximately $1.72 billion based on purchase price, which includes 201 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.6 million square feet and includes 182 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and condition of the buildings and its tenants, uncertainties relating to the local economy of Stockbridge, GA, to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.